[MOORE MEDICAL LOGO]	News

Exhibit 99.1

Contacts:
John M. Zinzarella, CPA Moore Medical Corp. Vice President of Finance, Treasurer and Chief Financial Officer 860-826-3655 jzinzarella@mooremedical.com	Allyne Mills Rosica Mulhern Strategic Public Relations 201-843-5600 allyne@rosica.com

FOR IMMEDIATE RELEASE

MOORE MEDICAL ANNOUNCES FIRST QUARTER 2003 OPERATING RESULTS

NEW BRITAIN, CT – April 25, 2003 – Moore Medical Corp. (AMEX:MMD), a leading multi-channel specialty marketer and distributor of medical, surgical and pharmaceutical products to health care professionals in non-hospital settings, today announced a first quarter 2003 net loss of ($0.05) per diluted share, versus income of $0.06 per diluted share in the first quarter of 2002.

The Company’s first quarter 2003 loss of ($0.05) per diluted share on a net loss of ($0.2) million compared to income of $0.06 per diluted share on net income of $0.2 million in the comparable period one year ago. First quarter 2003 net sales were $33.6 million, an increase of 3.7% from $32.4 million in the previous year’s first quarter. Net sales growth fell short of the Company’s expectations for the quarter primarily due to a slower than expected return on the fourth quarter 2002 investment in the Company’s primary care sales force and was further impacted by severe weather conditions in the month of February.

First quarter gross profit as a percentage of net sales decreased by 0.6%, to 27.1% from 27.7% in the same quarter last year, as a result of continuing external price pressures in certain markets and aggressive pricing associated with gaining entry into competitively held new accounts. These effects offset the benefits from supply chain efficiencies that contributed significantly to our profits in fiscal 2002. Sales and marketing expenses increased $0.3 million, or 11.8% over last year’s first quarter, reflecting increased expenses related to the Company’s expansion and training of field sales staff in the fourth quarter 2002. General and administrative expenses increased $0.3 million, or 4.9%, to $6.4 million in the first quarter of 2003 from $6.1 million in last year’s first quarter, due to higher costs related to net periodic pension expense, professional services fees and property and casualty insurance expense.

“During the fourth quarter of 2002, Moore Medical expanded its field sales force and product portfolio to ensure long-term growth,” said Linda M. Autore, president and chief executive officer of

Moore Medical Corp. “The sales levels achieved for the first quarter fell short of expectations and did not generate sufficient income to offset the investment’s incremental costs. We are firmly committed to our growth strategy and continue to believe our investments will result in improvement in revenue and profitability during the remainder of fiscal 2003.”

About Moore Medical

Moore Medical is an Internet-enabled multi-channel marketer and distributor of medical, surgical and pharmaceutical products to approximately 100,000 health care practices and facilities in non-hospital settings nationwide, including: physicians; emergency medical technicians; schools; correctional institutions; municipalities; occupational/industrial health doctors and nurses; and other specialty practice communities. Moore Medical also serves the medical/surgical supply needs of over 28 customer community affiliates. The Company markets and serves its customers through direct mail, industry-specialized telephone support staff, field sales representatives, and the Internet. Its direct marketing and distribution business has been in operation for 55 years. More information about the Company can be found at www.mooremedical.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements about future events and expectations that constitute forward-looking statements under the federal securities laws. These statements are characterized by words such as “believe,” “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intent,” “project,” “objective,” “seek,” “strive,” “might,” “seeks,” “likely result,” “build,” “grow,” “plan,” “goal,” “expand,” “position,” or similar words. Forward-looking statements involve risks and uncertainties (including factors outside our control) that may cause our actual results, performance or financial condition to differ materially from any future results implied by such forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the inability to generate adequate revenues and income from our strategy to transform the Company to a multi-channel e-commerce enabled business; changes in demand for or supply of our products; online security breaches; disruptions in or cost increases for third-party services or systems; intense competition in health care product distribution; government regulation of drug and medical device distribution, the Internet and health care products and services; and changes in insurance coverage of health care products and services. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Financial Statements to Follow

MOORE MEDICAL CORP. & SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

Unaudited
(Amounts in thousands, except per share data)	March 29, 2003	March 30, 2002
Net sales	$33,613	$32,437
Cost of products sold	24,519	23,441

Gross profit	9,094	8,996
Sales and marketing expenses	2,870	2,566
General and administrative expenses	6,437	6,080

Operating (loss) income	(213)	350
Interest expense, net	43	47

(Loss) income before income taxes	(256)	303
Income tax (benefit) provision	(92)	108

Net (loss) income	$(164)	$195

Basic net (loss) income per share	$(0.05)	$0.06
Diluted net (loss) income per share	$(0.05)	$0.06
Basic common shares outstanding*	3,190	3,154
Diluted common shares outstanding*	3,190	3,177

*weighted average

MOORE MEDICAL CORP. & SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value)	March 29, 2003	December 28, 2002
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$100	$100
Accounts receivable, less allowances of $1,371 and $1,249, respectively	18,602	17,187
Inventories	10,958	11,230
Prepaid expenses and other current assets	1,635	1,216
Deferred income taxes	1,871	1,871

Total Current Assets	33,166	31,604

Noncurrent Assets
Property, plant and equipment, net	6,199	6,254
Other assets	2,202	2,137

Total Noncurrent Assets	8,401	8,391

	$41,567	$39,995

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$8,395	$5,794
Amounts due to customers	2,126	2,342
Accrued expenses	1,678	1,723
Cash overdraft	1,335	1,632
Current portion long-term debt	3,799	—

Total Current Liabilities	17,333	11,491

Deferred Income Taxes	855	855

Accrued Pension	408	233

Long-Term Debt	—	4,281

Total Shareholders’ Equity	22,971	23,135

	$41,567	$39,995

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